Exhibit 99.1

       Willis Group: Perry Golkin Completes Tenure as Director


    NEW YORK--(BUSINESS WIRE)--March 16, 2007--Willis Group Holdings, Ltd. (NYSE: WSH), the global insurance broker, today announces that Perry Golkin, who has served on the Company's Board of Directors since 2001, has advised Willis that he does not intend to seek re-election at the upcoming Annual General Meeting of Shareholders. Golkin is a Member of Kohlberg Kravis Roberts & Co.

    "Perry Golkin has been a part of this Company since 1998 and has made a great many contributions that will last long after he leaves our Board," said Joe Plumeri, Chairman and CEO of Willis. "Willis is a better company today because of his deep involvement from KKR's initial association to his on-going counsel as a Director. Leadership, vision, dedication, hard work and friendship all come to mind when I think of Perry. He has always acted with great fiduciary care looking out for the best interests of our shareholders and I cannot thank him enough for his service."

    Golkin is the last of KKR's executives to leave the Willis Board which now is comprised of 11 members - 10 of whom are independent.

    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Including our Associates, we have over 300 offices in some 100 countries, with a global team of approximately 16,000 employees serving clients in some 190 countries. Additional information on Willis may be found on its Web site www.willis.com.

    CONTACT: Willis Group Holdings, Ltd.
             Investors
             Kerry K. Calaiaro, +1 212 837-0880
             kerry.calaiaro@willis.com
             or
             Media
             Dan Prince, +1 212 837-0806
             daniel.prince@willis.com